Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2009 – 3rd QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:            Thomas R. Rosazza, President/CEO (540) 778-2294

Stanley, VA, November 4, 2009 – Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported net earnings of $935,000 as of September 30, 2009, as compared to $1.1 million for the same period last year. The decrease in earnings of approximately $175,000 is primarily attributed to additional FDIC insurance premiums and provision allocations that have been made for potential loan losses.

The Company had asset growth of approximately $4.0 million during the nine month period ended September 30, 2009. Investments in securities available for sale decreased by $263,000 for the period ending September 30, 2009, as compared to total securities available for sale at December 31, 2008. Investments in interest bearing deposits decreased by $3.9 million for the nine month period ending September 30, 2009 and investments in Federal Funds Sold increased by approximately $800,000 for the same period, as compared to balances as of December 31, 2008.

The Company’s loan portfolio increased by approximately $5.6 million or 4.71% during the nine month period ending September 30, 2009, with the majority of this growth being in small to medium sized commercial and residential real estate loans. The deposit portfolio increased by $3.9 million or 2.99% during the same period, with the majority of this growth being in the category of interest bearing demand deposit accounts. The Company’s capital position as of September 30, 2009 is approximately $17.6 million, or 11.01% as a percentage of total assets. The Company and its subsidiary, Pioneer Bank, continue to maintain capital ratios that meet and exceed regulatory requirements to be considered a well capitalized institution.

The Company’s book value as of September 30, 2009 was $17.20 per share, as compared to a book value of $16.52 per share as of December 31, 2008. This represents an increase of 4.12%. Shareholder dividend payments for the first nine month period ending September 30, 2009 totaled $0.43 per share, and were the same as the dividend amount paid for the same period of 2008. Earnings per share as of September 30, 2009 were $0.91 compared to $1.09 for the same period last year.

Management recognizes that prevailing economic conditions may have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates Pioneer Bank with six banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg, Stanardsville, and Charlottesville, Virginia.

Additional financial highlights for the period ending September 30, 2009 are included in the table below.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except for per share data)

Unaudited

	For the Nine Month Period Ended
	September 30,
	2009	2008

Condensed Statement of Income
Interest and dividend income	$7,064	$7,895
Interest expense	2,196	2,894

Net interest income	4,868	5,001

Provision for loan losses	710	292

Net interest income after provision for loan losses	4,158	4,709

Non-interest income	994	924
Non-interest expense	3,793	3,971

Income before income taxes	1,359	1,662
Income tax expense	424	552

Net Income	$935	$1,110

Per Share Information
Net income per share, basic and diluted	$0.91	$1.09
Dividends per share	0.43	0.43
Book value per share	17.20	16.37

	September 30,	December 31,
	2009	2008

Balance Sheet Summary
Total Assets	$160,110	$156,110
Total Deposits	132,838	128,978
Total Loans, Net of Unearned	124,836	119,225
Stockholders’ Equity	17,627	16,805